Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 6, 2016 relating to the financial statements, which appears in Axovant Sciences Ltd.’s Annual Report on Form 10-K for the year ended March 31, 2016.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Florham Park, NJ

December 28, 2016